Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Brocade Communications Systems, Inc. and its subsidiaries of our report dated April 14, 2004 except for Notes 16 and 19 which are as of April 24, 2006 relating to the consolidated financial statements of McDATA Corporation and its subsidiaries for the year ending January 31, 2004, which appears in McDATA Corporation’s Annual Report on Form 10-K for the year ended January 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
September 29, 2006